Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
Ken Owen, Chief Financial Officer
ir@oiltankingpartners.com
281-247-7333

Jack Lascar / jlascar@drg-l.com
Lisa Elliott / lelliott@drg-l.com
DRG&L / 713-529-6600

OILTANKING PARTNERS, L.P. REPORTS FINANCIAL
RESULTS FOR THE FOURTH QUARTER AND
FULL YEAR 2011

HOUSTON — March 14, 2012 — Oiltanking Partners, L.P. (NYSE: OILT) (the “Partnership”) today reported net income of $11.9 million for the fourth quarter of 2011 and net income of $62.4 million for the full year 2011. Net income for the fourth quarter of 2010 was $11.9 million and full year 2010 net income was $37.8 million. The full year 2011 includes an income tax benefit of $27.1 million as a result of the elimination of deferred tax accounts related to the conversion to a non-taxable entity in connection with the Partnership’s initial public offering. Net income for the full year 2011, excluding this benefit and other gains and losses, was $41.4 million. Net income excluding gains and losses, which is a non-GAAP financial measure, is defined and reconciled to net income below.

Adjusted EBITDA was $15.9 million for the fourth quarter of 2011 compared to $19.8 million for the fourth quarter of 2010. Adjusted EBITDA was $67.5 million for the full year 2011 compared to $68.3 million for 2010. Adjusted EBITDA, which is a non-GAAP financial measure, is defined and reconciled to net income below.

“Oiltanking Partners’ very successful initial public offering and the value we have created for our unitholders were clearly key highlights of 2011,” said Carlin Conner, Chairman, President and Chief Executive Officer of the Partnership’s general partner. “In 2011, we were able to continue to generate strong financial results due to our critical position in the logistical supply chain of crude oil, refined petroleum products, chemical feedstocks and liquefied petroleum gas, or LPGs. The results reflect our strong strategic position with expansive deepwater docks, significant storage capacity and superior pipeline connectivity to the major refineries along the Gulf Coast.”

“To meet growing customer demand, we expanded our storage capacity in 2011 by placing two newly constructed tanks with storage capacity of 655,000 barrels into service in mid-December, with another 390,000 barrels of additional storage capacity expected to be placed into service in the second quarter of 2012. This largely completed incremental one million barrels is in addition to the one million barrel expansion that we announced in November 2011.”

“In November 2011, we announced that our $85 million crude expansion project would be adding significant pipeline connectivity, flexibility and capacity to our system to take advantage of the incremental crude oil flows to the Gulf Coast. With this expansion, we expect to increase the transportation of crude oil through our system and be able to store an additional one million barrels of product for our customers, positioning us for further growth beginning in early 2013.”

“Based on our current plans, we expect to spend $90 million to $100 million on capital expenditures in 2012. We remain focused on expanding our asset base, and we are currently identifying additional expansion projects that we believe will contribute to our EBITDA growth and position us to continue to increase distributable cash flow to our unitholders.”

The Partnership’s overall operating results for the fourth quarter of 2011 were impacted by lower revenues and higher selling, general and administrative expenses, partially offset by lower operating expenses, in the 2011 quarter as compared to the corresponding period in 2010. Revenues decreased approximately $2.2 million primarily due to lower throughput volumes during the 2011 quarter compared to record high throughput volumes during the same quarter in 2010 and, to a lesser extent, due to lower storage service and ancillary service fees realized during the 2011 quarter. Selling, general and administrative expenses were higher quarter-over-quarter by approximately $2.0 million. The items having the most significant impact on the quarter were an increase in professional fees primarily attributable to additional costs of operating as a publicly traded partnership and increased expenses due to the hiring of additional personnel. These variances were partially offset by lower operating expenses of $0.4 million related primarily to favorable property taxes in the fourth quarter of 2011 as compared to the fourth quarter of 2010.

On January 23, 2012, the Partnership declared a cash distribution of $0.34 per unit, or $1.36 per unit on an annualized basis, for all of its outstanding limited partner units. The $13.5 million cash distribution was paid to unitholders on February 14, 2012. Distributable cash flow for the fourth quarter of 2011 provided distribution coverage of 1.09 times the amount needed for the Partnership to fund the quarterly distribution to both the general and limited partners. Distributable cash flow and distribution coverage ratio, which are non-GAAP financial measures, are defined and reconciled to net income below.

Conference Call
The Partnership will hold a conference call to discuss its fourth quarter and full year 2011 financial results on March 15, 2012 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To participate in the call, dial (480) 629-9771 and ask for the Oiltanking call 10 minutes prior to the start time, or access it live over the internet at www.oiltankingpartners.com on the “Investor Relations” page of the Partnership’s website.

A replay of the audio webcast will be available shortly after the call on the Partnership’s website. A telephonic replay will be available through March 22, 2012 by calling (303) 590-3030 and using the pass code 4509168#.

Oiltanking Partners is a master limited partnership engaged in independent storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. We provide our services to a variety of customers, including major integrated oil companies, distributors, marketers and chemical and petrochemical companies. Our assets are located along the Gulf Coast of the United States. For more information, visit www.oiltankingpartners.com.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements reflect the Partnership’s current expectations, opinions, views or beliefs with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. Important factors that could cause actual results to differ from forward-looking statements include, but are not limited to: adverse economic or market conditions, changes in demand for the products that we handle or for our services, increased competition, changes in the availability and cost of capital, operating hazards and the effects of existing and future government regulations. These and other significant risks and uncertainties are described more fully in the Partnership’s filings with the Securities and Exchange Commission, available at the SEC’s website at www.sec.gov. The Partnership has no obligation and, except as required by law, does not undertake any obligation, to update or revise these statements or provide any other information relating to such statements.

Use of Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, net income excluding gains and losses, distributable cash flow and distribution coverage ratio, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Adjusted EBITDA, net income excluding gains and losses, distributable cash flow and distribution coverage ratio are presented because management believes they provide additional information and metrics relative to the performance of our business, such as the cash distributions we expect to pay to our unitholders. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Partnership from period to period and to compare it with the performance of other publicly traded partnerships within the industry. You should not consider Adjusted EBITDA, net income excluding gains and losses, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because Adjusted EBITDA, net income excluding gains and losses, distributable cash flow and distribution coverage ratio may be defined differently by other companies in the Partnership’s industry, the Partnership’s definitions of Adjusted EBITDA, net income excluding gains and losses, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The Partnership defines Adjusted EBITDA as net income (loss) before net interest expense, income tax expense (benefit) and depreciation and amortization expense, as further adjusted to exclude certain other non-cash and non-recurring items, including gains and losses on disposals of fixed assets, property casualty indemnification, impairment of assets and early extinguishment of debt. Adjusted EBITDA is not a presentation made in accordance with GAAP. Adjusted EBITDA is a non-GAAP supplemental financial performance measure that management and external users of the consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods, and (ii) the viability of proposed projects and acquisitions and determine overall rates of returns on investment in various opportunities. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income.

This press release also includes the non-GAAP measure net income excluding gains and losses. The Partnership defines net income excluding gains and losses as net income excluding gains and losses from (i) the disposal of fixed assets; (ii) property casualty indemnification; (iii) impairment of assets; and (iv) early extinguishment of debt, and excluding income tax benefit due to the elimination of deferred tax account balances, which occurred upon the change in tax status of the entity. The Partnership’s management believes net income excluding gains and losses from the disposal of fixed assets, property casualty indemnification, impairment of assets and early extinguishment of debt, and income tax benefit due to the elimination of deferred tax account balances is a useful measure for investors because it allows comparison of the Partnership’s results from core operations from period to period.

Distributable cash flow, which is a financial measure included in the schedules to this press release, is another non-GAAP financial measure. The Partnership defines distributable cash flow as the Partnership’s net income before (i) depreciation and amortization expense; (ii) gains or losses on disposal of fixed assets, impairment of assets and property casualty indemnification; (iii) loss on early extinguishment of debt; (iv) other (income) expense; and (v) income tax expense (benefit); less maintenance capital expenditures. The Partnership’s management believes that distributable cash flow is useful to investors because it removes non-cash items from net income and provides a clearer picture of the Partnership’s cash available for distribution to its unitholders.

The Partnership defines distribution coverage ratio for any given period as the ratio of distributable cash flow during such period to the total quarterly distribution payable to all common and subordinated unitholders and the general partner interest.

Adjusted EBITDA, net income excluding gains and losses, distributable cash flow and distribution coverage ratio should not be considered alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP.

The Partnership believes that investors benefit from having access to the same financial measures used by its management. Further, the Partnership believes that these measures are useful to investors because they are one of the bases for comparing the Partnership’s operating and financial performance with that of other companies with similar operations, although the Partnership’s measures may not be directly comparable to similar measures used by other companies. Please see the attached reconciliations of Adjusted EBITDA, net income excluding gains and losses, distributable cash flow and distribution coverage ratio, to net income.

— Tables to Follow —

OILTANKING PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues	$28,901	$31,104	$117,377	$116,450
Costs and expenses:
Operating	8,320	8,673	31,862	32,415
Selling, general and administrative	4,727	2,678	17,985	15,775
Depreciation and amortization	3,881	4,104	15,676	15,579
(Gain) loss on disposal of fixed assets	—	(190)	544	(339)
Gain on property casualty indemnification	—	(987)	(928)	(4,688)
Loss on impairment of assets	—	46	—	46
Total costs and expenses	16,928	14,324	65,139	58,788
Operating income	11,973	16,780	52,238	57,662
Other income (expense):
Interest expense	(236)	(2,317)	(5,438)	(9,538)
Loss on early extinguishment of debt	—	—	(6,382)	—
Interest income	11	21	42	74
Other income	—	935	431	1,100
Total other expense, net	(225)	(1,361)	(11,347)	(8,364)
Income before income tax (expense) benefit	11,748	15,419	40,891	49,298
Income tax (expense) benefit:
Current	103	(2,899)	(5,860)	(7,527)
Deferred	—	(587)	27,366	(3,956)
Total income tax (expense) benefit	103	(3,486)	21,506	(11,483)
Net income	$11,851	$11,933	$62,397	$37,815

Allocation of 2011 net income used for earnings per unit calculation:
Net income	$11,851		$62,397
Net income prior to initial public offering on July 19, 2011	—		(38,591)
Net income subsequent to initial public offering on July 19, 2011	$11,851		$23,806

Allocation of net income to partners: (1)
Net income allocated to general partner	$237		$476
Net income allocated to common unitholders	$5,807		$11,665
Net income allocated to subordinated unitholders	$5,807		$11,665

Earnings per limited partner unit: (1)
Common unit (basic and diluted)	$0.30		$0.60
Subordinated unit (basic and diluted)	$0.30		$0.60

Weighted average number of limited partner units outstanding:
Common units (basic and diluted)	19,450		19,450
Subordinated units (basic and diluted)	19,450		19,450
___________________
(1) Reflective of general and limited partner interest in net income since closing of OILT’s initial public offering on July 19, 2011.

OILTANKING PARTNERS, L.P.
CONSOLIDATED BALANCE SHEETS
(In thousands, except unit amounts)
(Unaudited)

	December 31,
	2011	2010
Assets:
Current assets:
Cash and cash equivalents	$23,836	$8,746
Receivables:
Trade	5,613	7,573
Affiliates	3,751	5,708
Refundable federal income taxes due from parent	—	2,964
Other	261	466
Note receivable, affiliate	15,300	12,903
Prepaid expenses and other	1,352	1,584
Deferred tax assets	—	349
Total current assets	50,113	40,293
Property, plant and equipment, net	271,644	265,616
Other assets, net	278	4,560
Total assets	$322,035	$310,469
Liabilities and partners’ capital:
Current liabilities:
Accounts payable and accrued expenses	$13,582	$16,940
Current maturities of long-term debt, affiliate	2,500	18,757
Accounts payable, affiliates	3,681	3,706
Federal income taxes due to parent	1,210	—
Total current liabilities	20,973	39,403
Long-term debt, affiliate, less current maturities	18,300	129,501
Deferred compensation	—	3,033
Accumulated postretirement benefit obligation	—	7,952
Deferred revenue	2,915	3,314
Deferred income taxes	—	23,217
Total liabilities	42,188	206,420
Commitments and contingencies
Partners’ capital:
Common units (19,449,901 units issued and outstanding at December 31, 2011)	245,314	—
Subordinated units (19,449,901 units issued and outstanding at December 31, 2011)	33,492	—
Limited partners’ interests	—	104,595
General partners’ interests	1,041	1,056
Accumulated other comprehensive loss	—	(1,602)
Total partners’ capital	279,847	104,049
Total liabilities and partners’ capital	$322,035	$310,469

OILTANKING PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2011	2010
Cash flows from operating activities:
Net income	$62,397	$37,815
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,676	15,579
Deferred income tax expense (benefit)	(27,366)	3,956
Postretirement net periodic benefit cost	695	1,265
Loss on impairment of assets	—	46
Unrealized gain on investment in mutual funds	(96)	(124)
Increase in cash surrender value of life insurance policies	(42)	(39)
(Gain) loss on disposal of fixed assets	544	(339)
Gain on property casualty indemnification	(928)	(4,688)
Amortization of deferred financing costs	66	—
Changes in assets and liabilities:
Trade and other receivables	(579)	(1,409)
Refundable income taxes	4,174	2,821
Prepaid expenses and other assets	665	(498)
Accounts receivable/payable, affiliates	3,754	2,009
Accounts payable and accrued expenses	(3,070)	2,638
Deferred compensation	453	6
Deferred revenue	33	1,640
Total adjustments from operating activities	(6,021)	22,863
Net cash provided by operating activities	56,376	60,678
Cash flows from investing activities:
Issuance of notes receivable, affiliate	(38,500)	(51,500)
Collections of notes receivable, affiliate	20,200	26,500
Payments for purchase of property, plant and equipment	(27,772)	(11,167)
Proceeds from sale of property, plant and equipment	14	359
Payment for disposal of assets	(544)	—
Proceeds from property casualty indemnification	1,298	5,617
Proceeds from surrender of life insurance policies	—	2,525
Payments for purchase of mutual funds	—	(2,525)
Investment in life insurance policies	(1,378)	—
Proceeds from sale of mutual funds	1,378	—
Net cash used in investing activities	(45,304)	(30,191)
Cash flows from financing activities:
Borrowings under notes payable, affiliate	—	6,000
Payments under notes payable, affiliate	(127,458)	(19,860)
Debt issuance costs	(250)	—
Net proceeds from issuance of common units	227,807	—
Contributions from partners	1	—
Distributions paid to partners	(96,082)	(13,737)
Net cash provided by (used in) financing activities	4,018	(27,597)
Net increase in cash and cash equivalents	15,090	2,890
Cash and cash equivalents — Beginning of period	8,746	5,856
Cash and cash equivalents — End of period	$23,836	$8,746

OILTANKING PARTNERS, L.P.
SELECTED OPERATING DATA
(Unaudited)

Operating data:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Storage capacity, end of period (mmbbls) (1) (2)	17.3	16.8	17.3	16.8
Storage capacity, average (mmbbls) (2)	16.8	16.8	16.8	16.8
Terminal throughput (mbpd) (3)	709.1	812.9	771.9	784.9
Vessels per period	209	221	823	799
Barges per period	631	649	2,509	2,910
Trucks per period (4)	3,454	—	5,158	—
Rail cars per period (5)	702	—	702	—
________________

(1)	Represents million barrels (“mmbbls”).

(2)
During the third quarter of 2011, two tanks with total storage capacity of 130,000 barrels were taken out of service at the Beaumont terminal as they reached the end of their useful lives. In December 2011, two tanks with total storage capacity of 655,000 barrels were placed in service at the Houston terminal.

(3)	Represents thousands of barrels per day (“mbpd”).

(4)	Beginning in June 2011, one of our customers began unloading product by truck.

(5)	Beginning in November 2011, one of our customers began unloading product by rail car.

Revenues by service category:
(In thousands)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Storage service fees	$20,914	$21,623	$87,794	$87,172
Throughput fees	6,391	7,733	23,973	23,150
Ancillary service fees	1,596	1,748	5,610	6,128
Total revenues	$28,901	$31,104	$117,377	$116,450

OILTANKING PARTNERS, L.P.
SELECTED FINANCIAL DATA
Non-GAAP Reconciliations
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Reconciliation of net income, excluding gains and losses:
Net income	$11,851	$11,933	$62,397	$37,815
Loss on early extinguishment of debt	—	—	6,382	—
(Gain) loss on disposal of fixed assets	—	(190)	544	(339)
Gain on property casualty indemnification	—	(987)	(928)	(4,688)
Loss on impairment of assets	—	46	—	46
Income tax benefit for elimination of deferred tax account balances	—	—	(27,045)	—
Net income, excluding gains and losses	$11,851	$10,802	$41,350	$32,834

Reconciliation of Adjusted EBITDA from net income:
Net income	$11,851	$11,933	$62,397	$37,815
Depreciation and amortization	3,881	4,104	15,676	15,579
Income tax expense (benefit)	(103)	3,486	(21,506)	11,483
Interest expense, net	225	2,296	5,396	9,464
Loss on early extinguishment of debt	—	—	6,382	—
(Gain) loss on disposal of fixed assets	—	(190)	544	(339)
Gain on property casualty indemnification	—	(987)	(928)	(4,688)
Loss on impairment of assets	—	46	—	46
Other income	—	(935)	(431)	(1,100)
Adjusted EBITDA	$15,854	$19,753	$67,530	$68,260

Distributable cash flow:
Net income	$11,851
Depreciation and amortization	3,881
Gain on property casualty indemnification	—
(Gain) loss on disposal of fixed assets	—
Loss on early extinguishment of debt	—
Other income	—
Income tax benefit	(103)
Maintenance capital expenditures	(943)
Distributable cash flow	$14,686

Cash distribution (1)	$13,496

Distribution coverage ratio	1.09x
_____________
(1) Cash distribution represents the distribution of $0.34 per unit declared on January 23, 2012 attributable to the fourth quarter of 2011, paid on February 14, 2012.
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